EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


(In millions)


                                                                    Ten-Month
                                                  Fiscal            Transition
                                                   Year               Period                      Fiscal Year Ended
                                                  Ended               Ended         --------------- --------------- ---------------
                                               12/31/2003           12/31/2002         2/23/2002       2/24/2001       2/26/2000
                                            -----------------    ---------------    --------------- --------------- ---------------
Earnings:
(Loss) earnings before income taxes             $ (51.5)             $ (68.1)          $ (102.3)        $ 22.5          $(47.5)
Fixed charges, excluding
   capitalized interest                            73.9                 60.7               77.8           60.4            57.4
                                                -------              -------           --------         ------          ------
   Total (loss) earnings                        $  22.4              $  (7.4)          $  (24.5)        $ 82.9          $  9.9
                                                =======              =======           ========         ======          ======

Fixed Charges:
Interest expense                                $  69.7              $  58.5           $   66.2         $ 57.9          $ 54.9
Capitalized interest                                 --                   --                --             0.3             1.5
Amortization of deferred debt
issuance costs                                      4.2                  2.2               11.6            2.5             2.5
                                                -------              -------           --------         ------          ------
   Total fixed charges                          $  73.9              $  60.7           $   77.8         $ 60.7          $ 58.9
                                                =======              =======           ========         ======          ======
Ratio of (loss) earnings to total
   fixed charges                                      *                    *                  *            1.4               *
                                                =======              =======           ========         ======          ======

* Earnings were insufficient to cover fixed charges by $51.5, $68.1, $102.3 and $81.6 for the fiscal year ended December 31, 2003, for the transition period ended December 31, 2002 and for the fiscal years ended
     February 23, 2002 and February 26, 2000, respectively.